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                                                                     Exhibit 4.4

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      ARNOLD & PORTER
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                                                      March 21, 2003


      Ministry of Finance
      Government of Israel
      1 Kaplan Street
      Hakirya, Jerusalem 91008
      ISRAEL

      Ladies and Gentlemen:

            We have acted as special United States counsel for the Government of Israel ("Israel"), in connection with the preparation of the registration statement under Schedule B (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), pursuant to which Israel is registering U.S.$2,000,000,000 aggregate principal or maturity amount of its Bonds (the "Bonds") to be offered and sold from time to time as set forth in the Registration Statement and the prospectus (the "Prospectus") contained therein. We are also familiar with the form of Underwriting Agreement and the Master Fiscal Agency Agreement (together, the "Agreements") referred to in the Registration Statement.

            In rendering the opinion expressed below, we have examined such certificates of public officials, corporate documents and records and other certificates and instruments, and have made such other investigations, as we have deemed necessary in connection with the opinion set forth herein. Furthermore, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authority of Israel to enter into the Agreements and cause the issuance of the bonds, and the conformity to authentic originals of all documents submitted to us as copies.

            This opinion is limited to the federal laws of the United States and the laws of the State of New York, and we do not express any opinion herein concerning the laws of any other jurisdiction. Insofar as the opinion set forth herein relates to matters of the law of Israel we have relied upon the opinion of the Legal Advisor to the Ministry of Finance of the State of Israel, a copy of which is being filed as Exhibit 4(3) to the Registration Statement, and our opinion herein is subject to any and all exceptions and reservations set forth therein.

            Based upon and subject to the foregoing, we are of the opinion that when the Bonds have been duly authorized, issued, and executed by Israel and authenticated, paid for and delivered as contemplated by the Agreements, the Prospectus and any amendment

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      Ministry of Finance
      March 21, 2003
      Page 2

      and supplement thereto, the Bonds will constitute valid and legally binding direct and unconditional obligations of Israel under the laws of the State of New York, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership and similar laws relating to or affecting creditors' rights generally and to equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

            We are also of the opinion that the principal anticipated federal income tax consequences of the purchase, ownership, and disposition of the Bonds are as set forth in that section of the Prospectus entitled "United States Taxation."

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the headings "United States Taxation" and "Validity of the Bonds" in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,


                                    /s/ Arnold & Porter